                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                LYNCH CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

            INDIANA                                     38-1799862
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 (State of Incorporation or Organization)  (I.R.S. Employer Identification no.)

     140 GREENWICH AVENUE, 4TH FLOOR
         GREENWICH, CONNECTICUT                            06830
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     (Address of Principal Executive Offices)           (Zip Code)

If this form relates to the  registration of a     If this form relates to the  registration of a
class of securities  pursuant to Section 12(b)     class of securities  pursuant to Section 12(g)
of the Exchange Act and is effective  pursuant     of the Exchange Act and is effective  pursuant
to General Instruction A.(c), please check the     to General Instruction A.(d), please check the
following box. /X/                                 following box. / /

Securities  Act  registration  statement file number to which this form relates:
333-126335
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Securities to be registered pursuant to Section 12(b) of the Act:

        TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED
-----------------------------------        -------------------------------------
  Common Share Subscription Rights                American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of Class)

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                                (Title of Class)

ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

         On October 25, 2005, the Board of Directors of Lynch  Corporation  (the
"Company")   declared  a  dividend  of  one  transferable   subscription   right
(individually,  a "Right" and  collectively,  the "Rights") on each  outstanding share of the  Company's  common  shares,  par value $0.01 per share (the "Common
Shares")  to  the   Company's   shareholders   (individually,   a  "Holder"  and
collectively,  the "Holders") of record on November 9, 2005 (the "Record Date").
Every  three  Rights  entitle a Holder to  purchase  from the Company one Common
Share (the "Basic Subscription  Privilege") at a subscription price of $7.25 per whole share (the  "Subscription  Price").  Shareholders  on November 9, 2005 who
fully  exercise their Rights will also be entitled to subscribe for and purchase additional  Common Shares that are not purchased by other Rights Holders through their Basic  Subscription  Privileges (the  "Oversubscription  Privilege").  The
Rights will be evidenced by  Subscription  Certificates  and will expire at 5:00
p.m.  New York City time on  December  12,  2005,  30 days  after the  Company's
Registration  Statement on Form S-2 is declared  effective by the Securities and
Exchange Commission, unless extended for up to 15 days (the "Expiration Date").

         The following is a summary of the principal  terms of the  Subscription and Information  Agent Agreement  between the Company and Mellon Bank,  N.A., as
Rights Agent (the "Rights Agent") (the "Rights Agreement"). A copy of the Rights
Agreement  is  attached  as Exhibit 4.1 to this  Registration  Statement  and is incorporated herein by reference.

BASIC SUBSCRIPTION PRIVILEGE

         The  Company  will  distribute  to the  Holders of record of our Common
Shares,  at the close of business on November 9, 2005,  at no charge,  one Right for each Common  Share  owned.  The Rights  will be  evidenced  by  Subscription
Certificates.  Every three such Rights plus  payment of the  Subscription  Price will  entitle a Holder to  subscribe  for one Common  Share at the  Subscription
Price. As of the date of the filing of this  Registration  Statement,  there are
1,616,026 Common Shares issued and outstanding and accordingly  1,616,026 Rights are to be issued.  Assuming that all Rights are exercised,  including those that may be exercised as a result of the Oversubscription  Privilege, an aggregate of approximately  538,676  Common Shares will be sold.  The Company will deliver to subscribing  Holders  certificates  representing Common Shares purchased through the exercise of the Basic  Subscription  Privilege as soon as practicable  after the Expiration Date,  anticipated to be approximately seven to 10 business days.
Holders are not required to exercise any or all of their Rights.

         If,  pursuant to the  exercise of Rights,  the number of Common  Shares that a Holder would be entitled to receive would result in receipt of fractional shares,  the  aggregate  number of Common  Shares that the Holder is entitled to purchase  will be rounded  up to the  nearest  whole  number.  Holders  will not receive cash in lieu of fractional shares.

OVERSUBSCRIPTION PRIVILEGE

         Shareholders  on  November  9,  2005  who  fully  exercise  the  Rights distributed  to them by the Company will also be entitled to  subscribe  for and purchase  additional  Common  Shares  that are not  purchased  by other  Holders through their Basic Subscription Privileges. The maximum number of Common Shares

                                      -2-

that a Holder may purchase under the Oversubscription  Privilege is equal to the number of Common  Shares  that  Holder  purchased  under the Basic  Subscription
Privilege.  Once a Holder has exercised  its  Oversubscription  Privilege,  such
Holder may not revoke its exercise.

         If a Holder wishes to exercise its Oversubscription  Privilege, it must send the full Subscription Price for the number of additional Common Shares that it has  requested to purchase (in addition to the payment due for Common  Shares purchased  through its Basic  Subscription  Privilege).  After all Common Shares
requested  pursuant  to  the  Basic  Subscription  Privilege  are  allocated,  a determination  will be made as to the  number of  Common  Shares  available  for issuance under the  Oversubscription  Privilege.  If the number of Common Shares remaining  after  the  exercise  of all  Basic  Subscription  Privileges  is not sufficient to satisfy requests from all Holders pursuant to the Oversubscription
Privileges,  Holders will be allocated  additional  Common Shares pro rata.  For purposes of allocating the Common Shares under the  Oversubscription  Privilege,
there   shall  be   calculated   for  each  Holder   seeking  to  exercise   the
Oversubscription  Privilege a proration  factor.  This proration  factor will be based on the number of Common  Shares  purchased  by a Holder  through the Basic
Subscription  Privilege  in  proportion  to the total  number  of Common  Shares purchased by all Holders pursuant to the Basic Subscription Privilege.  For each
Holder, this proration factor will be applied to the Common Shares available for purchase upon exercise of the Oversubscription  Privilege and Common Shares will be  allocated  accordingly.  This  process  will be  repeated  until  one of the following  conditions  is met:  (i) all  oversubscribing  Holders'  requests are filled, or (ii) there are no more Common Shares available for allocation.

         As soon as practicable after the Expiration Date, the Rights Agent will determine the number of Common Shares that oversubscribing  Holders may purchase pursuant to the Oversubscription Privilege. Oversubscribing Holders will receive certificates  representing  these  Common  Shares  and a refund  for any  excess payments of the Subscription  Price as soon as practicable  after the Expiration
Date,  anticipated  to be  approximately  seven to 10  business  days  after the
Expiration  Date. If a Holder  requests and pays for more Common Shares than are allocated to such  Holder,  the Company  will refund that  overpayment,  without interest.

WITHDRAWAL AND AMENDMENT

         The Company may  withdraw or  terminate  the  offering of Rights at any time for any reason.  In the event that the offering is withdrawn or terminated, all payments of the Subscription Price received from Holders will be returned as soon as practicable, anticipated to be approximately three to five business days after the date of such withdrawal or  termination.  Interest will not be payable on any returned funds.

         The Company  reserves  the right to amend the terms of the  offering of
Rights. If the Company considers any such amendment material, the Company will:

   o     mail notice of the amendment to all Holders;
   o     extend the Expiration Date by at least 10 days; and
   o     offer all  subscribing  Holders  not less  than 10 days to  revoke  any subscription already submitted.

                                      -2-

         The  extension of the  Expiration  Date will not, in and of itself,  be treated as a material amendment for these purposes.

METHOD OF PAYMENT

         Holders must make payment of the Subscription Price in U.S. dollars for the full number of Common Shares such Holder is subscribing (or oversubscribing)
for by either bank draft (cashier's  check) or certified check drawn upon a U.S.
bank or money order payable to the Rights Agent.

NO REVOCATION

         Once a Holder has exercised its  subscription  privileges,  such Holder may not revoke its exercise.  Rights not exercised  prior to the Expiration Date will expire.

TRANSFERABILITY OF RIGHTS

         The Rights are  transferable,  excluding  Oversubscription  Privileges, until the opening of trading on the Expiration  Date. The Company has applied to list the Rights and  expects to be  authorized  for trading of the Rights on the
American Stock  Exchange.  Any commissions in connection with the sale of Rights will be paid by the selling Holder.

         Holders may transfer all of the Rights,  excluding the Oversubscription
Privilege,  evidenced  by a  single  Subscription  Certificate  by  signing  the
Subscription  Certificate for transfer in accordance  with the appropriate  form printed on the Subscription  Certificate.  Holders may transfer a portion of the
Rights, excluding the related Oversubscription Privilege,  evidenced by a single
Subscription  Certificate  by  delivering  to the Rights Agent the  Subscription
Certificate properly signed for transfer,  with separate written instructions to register a portion of the Rights in the name of such Holder's  transferee and to issue a new Subscription  Certificate to the transferee covering the transferred
Rights.  In that event and by  appropriate  written  instructions,  a Holder may elect to receive a new Subscription  Certificate covering the Rights such Holder did not transfer.

ISSUANCE OF SHARE CERTIFICATES

         Share  certificates  for Common Shares purchased will be issued as soon as practicable after the Expiration Date,  anticipated to be approximately seven to 10 business days after the Expiration Date.

ITEM 2.           EXHIBITS.

         4.1      Form of Subscription and Information  Agent Agreement  between
                  Lynch Corporation and Mellon Bank, N.A.

                                      -3-

                                    SIGNATURE

         Pursuant to the  requirements of Section 12 of the Securities  Exchange
Act of 1934, the registrant  has duly caused this  Registration  Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 10, 2005                     LYNCH CORPORATION

                                             By: /s/ Eugene Hynes
                                                 -------------------------------
                                                 Name:  Eugene Hynes
                                                 Title: Vice President

                                       -4-